Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

***** NEWS ***** NEWS ***** NEWS *****  NEWS ***** NEWS ***** NEWS *****

GYRODYNE ACQUIRES MEDICAL CENTER IN FAIRFAX, VIRGINIA

ST. JAMES, N.Y., April 6, 2009 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO), a Long Island-based real estate investment trust, announced that it has acquired through a wholly-owned subsidiary the Fairfax Medical Center in Fairfax, Virginia for $12,891,000, or $221.84 per square foot. The acquisition represents the third medical office property purchase for Gyrodyne since its conversion to a REIT.  Virginia Commerce Bank provided $8 million in mortgage financing.

Fairfax Medical Center, located at 10721 Main Street, sits on 3.5 acres directly across the street from a surgical center owned by Hospital Corporation of America (“HCA”).  The property contains approximately 58,000 gross rentable square feet of medical office space that currently is approximately 84 percent leased to 28 tenants.

The $12,891,000 purchase price represents a $269,000 reduction in the previously announced purchase price.

Stephen V. Maroney, Gyrodyne’s Chief Executive Officer, stated that “Gyrodyne is very pleased with the acquisition of the Fairfax Medical Center, which advances our medical office investment strategy.  It also qualifies for tax deferral treatment under Section 1033 of the Internal Revenue Code and gets us over the finish line for investing in a tax-efficient manner within required time limits the $26 million advance payment for property taken from us by the State of New York under the power of eminent domain”.

In 2007, Gyrodyne purchased ten buildings in the Port Jefferson Professional Park in Port Jefferson, New York.  Last year, Gyrodyne bought Cortlandt Medical Center in Cortlandt Manor, N.Y.  Fairfax Medical Center represents the firm’s first asset in the metro Washington, D.C., area.

Peter Pitsiokos, Gyrodyne’s Chief Operating Officer, stated that Gyrodyne has “identified the Metro D.C. real estate market as one positioned to perform extremely well in the next cycle.”

The property includes two four-story brick-clad buildings on approximately 3.5 acres – directly across the street from a surgical center owned by Hospital Corporation of America (HCA). It also sits equidistant from Inova Health System’s Fairfax and Fair Oaks hospitals, which are just 5.5 and 6.5 miles away, respectively.

“There are few competing properties in the area,” Mr. Pitsiokos said. “Both Inova Health System and HCA are successful, well-established and deeply respected organizations. We will be in very good company there.  We look forward to building on our past success as a responsive, hands-on owner that is highly in tune with the needs of physicians and their patients.”

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida, also the subject of development plans. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of  Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.

Media Contact:  Evelyn Francisco, Caryl Communications Inc., (201) 796-7788.